Exhibit 99.1

Offers to Exchange

Newly Issued 1.375% Senior Notes due 2026 (Registered under the Securities Act of 1933)

(CUSIP: 00130H CE3)

for Any and All Outstanding 1.375% Senior Notes due 2026

(144A CUSIP: 00130H CD5; Reg S CUSIP: U0080R AS9)

and

Newly Issued 2.450% Senior Notes due 2031 (Registered under the Securities Act of 1933)

(CUSIP: 00130H CG8)

for Any and All Outstanding 2.450% Senior Notes due 2031

(144A CUSIP: 00130H CF0; Reg S CUSIP: U0080R AT7)

of

The AES Corporation

To Our Clients:

Enclosed is a Prospectus, dated                , 2021 (which constitutes the “Exchange Offers”) of The AES Corporation, a Delaware corporation (the “Company”), relating to the offer by the Company to exchange its 1.375% Senior Notes due 2026 (the “New 2026 Notes”), for any and all of its outstanding 1.375% Senior Notes due 2026 (the “Old 2026 Notes”) and its 2.450% Senior Notes due 2031 (the “New 2031 Notes” and, together with the New 2026 Notes, the “New Notes”) for any and all of its outstanding 2.450% Senior Notes due 2031 (the “Old 2031 Notes” and, together with the Old 2026, the “Old Notes”), each pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”) upon the terms and subject to the conditions set forth in the Exchange Offers.

Please note that the Exchange Offers will expire at 5:00 p.m., New York City time, on                , 2021, unless extended.

The Exchange Offers are not conditioned upon any minimum number of Old Notes being tendered.

We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions.

We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offers. We also request that you confirm that we may on your behalf make the representations contained in the Prospectus.

Pursuant to the Prospectus, each holder of Old Notes will represent to the Company that, among other things, (i) the holder agrees to all of the terms of the exchange offers, (ii) understands, acknowledges, and agrees that tenders of Old Notes constitute of binding agreement between such holder and the Company, (iii) represents the holder is not an “affiliate” of the Company and (iv) has full power and authority to tender, sell, assign and transfer the old notes tendered. If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, we will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,

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